EXHIBIT 13
To:      Amerada Hess Corporation ("Amerada Hess")


and      Goldman Sachs International ("Goldman Sachs")


                                                                 5 November 2000


Dear Sirs,

Amerada Hess is proposing to make a general offer to acquire all of the issued and to be issued ordinary shares of LASMO plc ("LASMO") substantially on the terms of the attached draft press announcement (the "Press Announcement").

In consideration of Amerada Hess agreeing to make the Offer on the basis specified in paragraph 5, Schroders Investment Management Limited ("SIM") has entered into this agreement with each of Amerada Hess and Goldman Sachs.

1.       Shareholdings

SIM represents and warrants to Amerada Hess that:

(a) SIM has the power to cause to be sold and transferred in accordance with the terms of the Offer ____ ordinary shares of 25p in LASMO which are not registered in its name (the "Controlled Shares");

(b) SIM has power to sell and transfer the Controlled Shares under the Offer free from any lien, charge, option, equity or encumbrance and free from any third party right or interest;

(c) except as disclosed to Amerada Hess in writing, neither SIM nor any of its subsidiaries has entered into any contract or arrangement under which it is required to dispose of any interest in the Controlled Shares;

(d) SIM has full power and authority to enter into this undertaking and to perform its obligations under it without the need for any sanction or permission from any third party.

2.       Dealings

2.1 SIM undertakes to Amerada Hess that, from (and including) the date of this agreement to (and including) the date on which the Offer becomes or is declared wholly unconditional, it will not (other than by acceptance of this Offer) sell any Controlled Shares or any interest therein;

3.       Acceptance of the Offer

3.1      SIM undertakes to Amerada Hess that it will:

(a) take all action within its power to cause the registered holder of the Controlled Shares to accept the Offer in respect of all the Controlled Shares and to perform the agreement to which that acceptance gives rise, in accordance with the relevant provisions of the Offer Document;

(b) not withdraw any acceptances of the Offer and will take all actions within its power to procure that the registered holder of any Controlled Shares will not do so.

3.2 The acceptances of the Offer which SIM is obliged to deliver or cause to be delivered pursuant to paragraph 3.1 will be delivered by not later than 4.00 p.m. on the day falling twenty one days after the date of the Offer Document.

3.3 If requested to do so, SIM will procure that the registered holder(s) of the Controlled Shares give Amerada Hess an undertaking in the terms of paragraph 4 of this undertaking.

4.       Voting Rights

4.1 From (and including) the date of this undertaking to (and including) the date on which the Offer ceases to be open for acceptance:

(a) SIM will procure the exercise of the voting rights attached to the Controlled Shares on a Relevant Resolution (as defined in paragraph 4.3) only in accordance with Amerada Hess's directions;

(b) SIM will procure the exercise of the rights attaching to the Controlled Shares in order to requisition or join in requisitioning any general or class meeting of shareholders of LASMO for the purposes of considering a Relevant Resolution and to require LASMO pursuant to section 376 Companies Act 1985 to give notice of such a resolution only in accordance with Amerada Hess's directions; and

(c) SIM will ensure that the registered holder of any Controlled Shares will comply with sub-paragraphs (a) and (b) above.

4.2 For the purpose of casting votes or causing votes to be cast on a Relevant Resolution pursuant to paragraph 4.1, SIM will cause to be executed and delivered to Amerada Hess promptly any form of proxy required by Amerada Hess appointing a person nominated by Amerada Hess to attend and vote at the relevant general meeting of LASMO.

4.3      A "Relevant Resolution" means:

(a) a resolution (whether or not amended) proposed at a general or class meeting of shareholders of LASMO, or at an adjourned meeting, the passing of which is necessary to implement the Offer or the passing of which or failure to pass which might result in any condition of the Offer not being fulfilled or which might impede or frustrate the Offer;

(b) a resolution to adjourn a general or class meeting of shareholders of LASMO the business of which includes the consideration of a resolution of the kind referred to in sub-paragraph (a) above; and

(c) a resolution to amend any resolution of the kind referred to in sub-paragraphs (a) or (b) above.


5.       The Offer
5.1 Subject to paragraph 5.2, Amerada Hess agrees to make the Offer if the Press Announcement is published, with Amerada Hess's prior approval, in substantially the form attached (or in such other form as may be agreed between Amerada Hess and LASMO or as may be required to comply with the requirements of the Panel on Takeovers and Mergers (the "Panel")) by not later than 6 November 2000. Approval of the release of the Press Announcement is at Amerada Hess's absolute discretion.

5.2 Amerada Hess will not be obliged to make or proceed with the Offer if, after the Press Announcement is published:

(a)      the Panel consents to Amerada Hess not proceeding with the Offer; or

(b) Amerada Hess is no longer required by the City Code on Takeovers and Mergers (the "Code") to proceed with the Offer.

5.3 Amerada Hess shall have no liability to SIM for any failure to make or implement the Offer and SIM will not be entitled to specific performance of Clause 5.1, if, in each case, Amerada Hess has become aware that any condition of the Offer as set out in the Press Announcement has become incapable of being fulfilled.

5.4      The obligations of SIM under this agreement will lapse if:

(a)      the Press Announcement is not released on 6 November 2000; or

(b) the Offer is not made in any of the circumstances referred to in paragraph 5.2.

and in those circumstances neither party will have any claim against the other except in respect of any prior breach.

6.       Documentation

6.       SIM consents to:

(a) the inclusion of references to SIM and this agreement in the Press Announcement;

(b) particulars of this agreement and SIM's interests and dealings in relevant securities of LASMO being included in the Offer Document and any other related or ancillary document, to the extent required by the City Code on Takeovers and Mergers (the "Code") or in order to avoid a false market in securities of LASMO or Amerada Hess; and

(c) this agreement being available for inspection until the end of the offer period (as defined in the Code).


7.       Higher Competing Offer
7.1 SIM's obligations under paragraph 3 above will lapse if a Higher Competing Offer is made by a third party prior to the latest time for acceptance of the Offer (pursuant to this letter) in respect of any LASMO Shares.

7.2 For the purposes of this agreement a "Higher Competing Offer" means an offer by a third party for the fully diluted ordinary shares of 25p each in the capital of LASMO which has a value, upon the announcement of a firm intention on the part of the third party to make such offer (without a requirement for fulfilment of any precondition), for each share in LASMO to which it relates which is more than 110 per cent. of the lower of (a) 180p and (b) the sterling value of the Offer as at close of NYSE dealing on the NYSE dealing day immediately preceding such announcement translating the value of Amerada Hess shares from U.S. dollars to sterling at the exchange rate prevailing at that time.


8.       Confirmation
SIM confirms that in relation to signing this agreement it is not a customer of Goldman Sachs for the purposes of the Rules of The Securities and Futures Authority and that Goldman Sachs does not owe it any of the duties which it owes to its customers.


9.       Interpretation
In this agreement the "Offer" means the offer to be made by or on behalf of Amerada Hess to acquire ordinary shares of 25p in the capital of LASMO substantially on the terms of the Press Announcement or on such terms as may be required to comply with the requirements of the Panel. A reference in this agreement to the "Offer" also includes any new, increased, renewed, extended or revised offer made by or on behalf of Amerada Hess prior to the Offer lapsing, closing for acceptances or being withdrawn to acquire ordinary shares in LASMO.


10.      Time of the Essence
Any time, date or period mentioned in this agreement may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.


11.      General
11.1 The obligations of SIM under this agreement are without prejudice to any rights of Amerada Hess or Goldman Sachs at common law or equity. Invalidity of any provision of this agreement will not affect any other provision.

11.2 Any failure or delay by any person in exercising any right, power or privilege under this agreement will not comprise a waiver and a single or partial exercise will not restrict any further exercise.

11.3 Without prejudice to any right to damages in respect of a breach of this agreement, SIM agrees that damages would not be an adequate remedy and Amerada Hess will be entitled to equitable relief (including specific performance or injunction) if there is a threatened, actual or anticipatory breach of this agreement by SIM.

11.4 This agreement is governed by and is to be construed in accordance with English law and each of the parties submits to the exclusive jurisdiction of the English courts for all purposes in connection with this agreement.

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EXECUTED by SCHRODERS INVESTMENT           )
MANAGEMENT LIMITED by                      )        J.C.O. METCALFE


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EXECUTED by AMERADA HESS                   )
CORPORATION by                             )        J. BARCLAY COLLINS


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